Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 434 792 75115 512 Bridge Street Fax: 434 791 0377 Post Office Box 681 www.aointl.com Danville, VA 24543-0681 USA
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
Augus 15, 2005

Alliance One International Reports First Quarter Financial Results

Danville, VA – Alliance One International, Inc. (NYSE: AOI) today announced a net loss of $69.5 million, or $1.04 per basic share, for its first quarter ended June 30, 2005, compared to net income of $13.4 million, or $0.30 per basic share, for the year earlier quarter.  The underlying net loss for the first quarter, which excludes market valuation adjustments for derivative financial instruments, discontinued operations, and non-recurring items, was $5.9 million, or $0.09 per basic share, compared to an underlying net income of $10.5 million, or $0.23 per basic share, on the same basis last year.

On May 13, 2005, DIMON Incorporated and Standard Commercial Corporation merged to become Alliance One International, Inc.  Accordingly, the figures reported in this release for the first quarter include the results of Standard Commercial operations for the period beginning May 13, 2005 through the quarter end.  The figures reported for the comparative prior year quarter pertain only to DIMON Incorporated.

The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter.  In discussing the Company’s forecast and actual operating performance, management consistently excludes these market valuation adjustments because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps.  Management also excludes results from discontinued operations, and gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.

Performance Summary

Sales and other operating revenues for the first quarter were $406.0 million, compared to $284.7 million for the year earlier quarter.  In addition to reflecting the newly merged operations, the increase relates to freight capacity constraints during the year earlier quarter that resulted in shipping delays and reduced sales from South America.

Gross profit as a percentage of sales and other operating revenues for the first quarter fell sharply to 10.8%, compared to 18.6% for the year earlier quarter.  There were two major contributors to this decline.  First, gross profit was negatively affected by approximately $9.4 million relating to valuation adjustments made to Standard Commercial inventories as required by the purchase method of accounting.  Specifically, inventories were valued on the opening balance sheet at fair market value, which substantially eliminates future gross profit.  Without this effect, the gross profit percentage for the first quarter would have been 13.1%.  Second, shipments from Brazil in the first quarter reflected substantially lower margins due to increased crop costs.  As previously disclosed, crop costs in Brazil have increased due to a combination of the effect of the strong local currency on prices paid to growers and related conversion costs, and the absorption of local intrastate trade taxes resulting from a change in local laws.  The Company has not been able to raise selling prices sufficiently this selling season to offset these significant cost increases.

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Alliance One International, Inc.
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Selling, general and administrative (SG&A) expenses for the first quarter were $38.6 million, compared to $28.9 million for the year earlier quarter.  The increase primarily reflects the newly merged operations.  The Company is making good progress in achieving targeted cost reductions through the integration process.

Interest expense for the first quarter was $24.7 million, compared to $12.1 million for the year earlier quarter, reflecting the Company’s post-merger capital structure together with higher interest rates.  At June 30, 2005, total debt net of cash was $1.242 billion, compared to $667.2 million at June 30, 2004.  Mainly reflecting the merged Company’s working capital financing needs, inventories and advances to growers (net of customer advances) increased by $392.5 million, and trade receivables increased by $139.0 million in comparison to June 30, 2004.  The Company’s uncommitted inventories remain at a comfortable level, although weather related crop quality issues in Brazil may result in some increased holdings.

The financial results for the first quarter also reflect material charges associated with the merger-related refinancing, and the ongoing integration.  Debt retirement expense recognized during the quarter amounted to $64.9 million, and related primarily to tender premiums paid to redeem outstanding senior notes.  The Company also recognized $17.2 million of restructuring and asset impairment costs relating to the ongoing consolidation of production facilities and integration of administrative functions.

Outlook

Brian J. Harker, Chairman and Chief Executive Officer, stated, “Despite the market challenges presented by the current season in Brazil, we are very excited about the progress we are making with the integration of Alliance One’s global operations.  Our U.S. processing operations have been reconfigured in time to efficiently process the current year flue-cured crop as that season begins in a few weeks.  The integration of other processing facilities around the world is underway, and we have made excellent progress in integrating administrative functions at both the corporate and regional levels.  Overall, we believe that the integration process is on track to achieve significantly more than the previously projected $60 million of annual cost savings once concluded.

“As anticipated and previously disclosed, our effective costs in the important Brazilian market are up significantly in comparison to the prior year due to increased Brazilian Real-denominated green prices paid to growers, the inflationary effect on both procurement and conversion costs from the increased strength of that local currency against the U.S. dollar, and the absorption of certain local trade taxes.  Although we are making every effort to appropriately reflect these costs in higher negotiated selling prices, gross profit from Brazilian sales is clearly suffering.

“Other markets are more favorable.  We are nearing completion of the buying seasons in Africa and have enjoyed relatively good market conditions in the key markets of Zimbabwe, Malawi, and Tanzania.  The results from our European region are benefiting from the strengthening U.S. dollar against the euro, and our exit from the Italian market.  In the U.S. our reconfigured facilities are poised for greater efficiency in processing the anticipated smaller crops.

Alliance One International, Inc.

“Importantly, our ability to compete in diverse market environments around the globe has been enhanced through our merger, and we are more strongly positioned to meet both the challenges and opportunities ahead for us in each of our markets,” concluded Mr. Harker.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of Alliance One’s management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, our ability to implement cost savings initiatives, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on Alliance One’s customers.  Additional factors that could cause Alliance One’s results to differ materially from those described in the forward-looking statements can be found in Alliance One’s (previously DIMON Incorporated) Annual Reports on Form 10-K for the fiscal year ended March 31, 2005, and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Alliance One is a leading independent leaf tobacco merchant. For more information visit the company's website at http://www.aointl.com.

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Alliance One International, Inc.

Condensed Statement of Consolidated Income	Three Months Ended
	June 30
(Unaudited - 000's Except Per Share Data)	2005	2004

Sales and other operating revenues	$405,961	$284,728
Cost of goods and services sold	362,020	231,744
Gross Profit	43,941	52,984
Selling, administrative and general expenses	38,604	28,939
Other income	(155)	(1,895)
Restructuring, asset impairment and integration charges	17,215	675
Operating income (loss)	(11,723)	25,265

Debt retirement expense	64,907	-
Interest expense	24,700	12,102
Interest income	1,157	926
Derivative financial instruments (income)	(83)	(6,131)
Income tax expense (benefit)	(30,892)	6,471
Equity in net income of investee companies	19	89
Minority interests (income)	(182)	(235)
Net income (loss) before discontinued operations	(68,997)	14,073

Loss from discontinued operations, net of tax	(526)	(699)
Net Income (Loss)	$(69,523)	$ 13,374

Basic Earnings (Loss) Per Share
Income (loss) from continuing operations	$(1.03)	$ .31
Loss from discontinued operations	(.01)	(.01)
Net Income (Loss)	$(1.04)	$ .30

Diluted Earnings (Loss) Per Share
Income (loss) from continuing operations	$(1.03)	$ .30
Loss from discontinued operations	(.01)	(.01)
Net Income (Loss)	$(1.04)	$ .29

Average number of shares outstanding:
Basic	66,822	44,846
Diluted	66,822	48,004

Cash dividends per share	$.075	$.075

Alliance One International, Inc.

Reconciliation to Non-GAAP Underlying Net Income Before Extraordinary Item	Three Months Ended
	June 30
(Unaudited - 000's Except Per Share Data)	2005	2004
GAAP Net Income (Loss)	$(69,523)	$13,374
Discontinued Operations	526	699
GAAP Net Income (Loss) from Continuing Operations	(68,997)	14,073

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	(54)	(3,985)
Restructuring, asset impairment and integration charges	11,878	439
Debt retirement expenses	44,786	-
Gross profit reduction from inventory fair value purchase accounting adjustment	6,500	-
Non-GAAP Underlying Net Income (Loss)	$ (5,887)	$10,527

Non-GAAP Underlying Net Income (Loss) per Basic Share	$(0.09)	$.23
GAAP Net Income (Loss) per Basic Share	$(1.04)	$.30

Note 1 - Derivative Financial Instruments:  Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards Number 133 (FAS133), “Accounting for Derivative Instruments and Hedging Activities.”  FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings.  For the quarters ended June 30, 2005 and 2004, the Company recognized non-cash income of $83 and $6,131, respectively, from the change in the fair value of swap instruments.  As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, certain swap instruments have and may continue to create volatility in reported earnings.

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